Exhibit 99.1

NEWS BULLETIN

M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES HOMEAMERICAN MORTGAGE
FOR IMMEDIATE RELEASE THURSDAY, OCTOBER 9, 2003

Contacts:	Paris G. Reece III Chief Financial Officer (303) 804-7706 greece@mdch.com	Rachel L. Neumann Communications Director (303) 804-7729 rlneumann@mdch.com

M.D.C.	HOLDINGS REPORTS 50% INCREASE IN THIRD QUARTER EARNINGS

                                       • Net income of $65.5 million, highest for any quarter
                                       • Record quarterly earnings per share of $2.16 vs. $1.43 a year ago
                                       • Company's highest quarterly home closings and revenues
                                       • Record quarterly homebuilding profits of $118.1 million, up 57%
                                       • Third quarter high for financial services profits, a 23% increase
                                       • Debt-to-capital ratio of .30 vs. .36 a year ago

        DENVER, Thursday, October 9, 2003 — M.D.C. Holdings, Inc. (NYSE/PCX: MDC) today announced net income for the three months ended September 30, 2003 of $65.5 million, or $2.16 per share, the highest quarterly net income in the Company’s history and 50% higher than net income of $43.6 million, or $1.43 per share, for the same period in 2002. Net income for the nine months ended September 30, 2003 was $145.2 million, or $4.83 per share, 32% higher than net income of $110.2 million, or $3.60 per share, for the same period in 2002. Total revenues for the quarter and nine months ended September 30, 2003 were $799 million and $2.058 billion, respectively, representing increases of 37% and 33%, respectively, over revenues of $582 million and $1.548 billion for the same periods in 2002.

        Larry A. Mizel, MDC’s chairman and chief executive officer, stated, “We have successfully expanded our presence in our existing markets since the beginning of 2002 to produce the strongest operating results for any quarter and first nine months in our 31-plus year history. While achieving record quarterly levels of home closings, revenues and earnings, we generated a Company-high return on revenues of 8.2% and increased our return on average equity to more than 24%. At the same time, our financial position continued to strengthen, as represented by our quarter-end debt-to-capital ratio of .30 and a 65% year-over-year increase in our unrestricted cash and available borrowing capacity to $514 million. In addition, we are proud to report that we reached a significant milestone for our Company during the 2003 third quarter – the closing of our 100,000th home. This

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accomplishment stands as a symbol of our experience and expertise in serving the single-family home market for over a quarter century, as well as our long-standing commitment to building the American Dream, one home, one buyer and one dream at a time.”

         Mizel continued, “The large public homebuilders, including MDC, continued to thrive throughout the 2003 third quarter, despite the unfavorable movement in mortgage interest rates in July and August. Our success in expanding market shares has enabled us to complete nineteen consecutive months of record home orders, including the highest level of net home orders for any third quarter and more home orders during the first nine months of 2003 than for the entire year in 2002. Our resulting backlog of 6,277 homes has positioned us to close as many as 11,100 homes in 2003 and to produce record revenues and net income for the sixth consecutive year. The continued execution of our organic growth strategy, complemented by our recent expansion into new markets in Texas and Florida, should help us achieve our goal of increasing our home closings by 15% and reaching new highs for operating performance in 2004.”

Highest Homebuilding Profits in Company History

        Homebuilding operating profits for the third quarter and first nine months of 2003 were $118.1 million and $267.9 million, respectively, representing increases of 57% and 38% over profits of $75.5 million and $194.5 million, respectively, for the same periods in 2002. The increases in the 2003 periods primarily are the result of the record levels of home closings and, to a lesser extent, higher home gross margins. As previously reported, the Company closed 3,113 homes and 7,837 homes, respectively, for the three and nine months ended September 30, 2003, 37% and 33% higher, respectively, than home closings for same periods in 2002. For the third quarter and first nine months of 2003, the Company’s home gross margins were 24.8% and 23.7%, respectively, compared with 23.4% and 23.1%, respectively, for the same periods in 2002. Home sales revenues for the three and nine months ended September 30, 2003 increased to $779 million and $2.005  billion, respectively, compared with home sales revenues of $568 million and $1.510 billion for the same periods in 2002.

         Paris G. Reece III, MDC’s executive vice president and chief financial officer, said, “The geographic diversification of our operations continued to accelerate through the 2003 third quarter, with each of our active homebuilding divisions outside of Colorado realizing significantly improved results. Investments we made in 2002 to expand our active communities in Nevada, Virginia, Arizona and Southern California provided substantial increases in home closings in the third quarter, fueling much of the profit improvements in these markets. A number of these home closings had been expected to close in the fourth quarter, but because of favorable weather conditions and other factors, closed in the third quarter. Increases in our home gross margins in Nevada and Southern California, two of our strongest markets for homebuilding, contributed to improved operating results in both the third quarter and first nine months. In addition, our home gross margins for the 2003 third quarter were increased by almost 100 basis points due to non-recurring insurance recoveries in Colorado in

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relation to warranty expenses we incurred in prior periods for water intrusion issues, as well as reductions in previous estimates to complete land development and construction in various markets.”

        Reece continued, “Our expectations for 2003 fourth quarter home closings include the acceleration of certain home closings into the 2003 third quarter, as previously discussed. In addition, we estimate that as many as 100 sold homes that were otherwise expected to close in the fourth quarter in Virginia and Maryland will not close until the first quarter of 2004 due to weather-related delays caused by Hurricane Isabel. These two markets recently have produced some of the highest home gross margins in the Company. These factors may impact our ability to exceed our record-setting third quarter performance in the 2003 fourth quarter. Nevertheless, we believe we will achieve year-over-year increases in fourth quarter home closings, revenues and net income.”

Record Financial Services Results

         Operating profits from the Company’s financial services operations increased to $7.2 million and $23.4 million, respectively, for the quarter and nine months ended September 30, 2003, compared with $5.9 million and $16.1 million, respectively, for the same periods in 2002. The profit improvements in 2003 primarily resulted from increased gains on sales of mortgage loans due to higher volumes of mortgage loan originations and the generally favorable mortgage interest rate environment. Reported gains on sales of mortgage loans may vary significantly from period to period depending on the volatility in the interest rate market. In the quarter and nine months ended September 30, 2003, the Company received $5.8 million and $15.7 million, respectively, of mortgage loan origination income on $406 million and $1.095 billion, respectively, in mortgage loans originated. The record mortgage loan origination income in these periods represented increases of 27% and 23%, compared with mortgage loan origination income of $4.6 million and $12.8 million, respectively, received on $330 million and $867 million, respectively, of originations in the same periods in 2002.

        All earnings per share amounts discussed above are on a diluted basis.

        MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. The Company also provides mortgage financing, primarily for MDC’s homebuyers, through its wholly owned subsidiary HomeAmerican Mortgage Corporation. MDC is a major regional homebuilder with a significant presence in some of the country’s best housing markets. The Company is the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland, Phoenix, Tucson and Las Vegas; and among the top ten homebuilders in Northern California, Southern California and Salt Lake City. MDC also has a growing presence in Dallas/Fort Worth and has recently entered the Houston, San Antonio, Philadelphia/Delaware Valley, West Florida, Jacksonville and Chicago markets. For more information, please visit www.richmondamerican.com.

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M.D.C. HOLDINGS, INC.

        Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of performance bonds and insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives; (10) building moratoria; (11) governmental regulation, including the interpretation of tax, labor and environmental laws; (12) changes in consumer confidence and preferences; (13) required accounting changes; (14) terrorist acts and other acts of war; and (15) other factors over which the Company has little or no control.

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M.D.C. HOLDINGS, INC. Condensed Consolidated Statements of Income (In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
REVENUES
Homebuilding	$782,726	$570,386	$2,011,058	$1,516,318
Financial Services	16,022	11,160	46,348	30,437
Corporate	158	152	584	747

Total Revenues	$798,906	$581,698	$2,057,990	$1,547,502

NET INCOME
Homebuilding	$118,121	$75,472	$267,923	$194,531
Financial Services	7,242	5,905	23,408	16,120

Operating Profit	125,363	81,377	291,331	210,651
Expenses related to debt redemption	--	--	(9,315)	--
Other corporate expense, net	(18,001)	(10,346)	(43,883)	(30,245)

Income before income taxes	107,362	71,031	238,133	180,406
Provision for income taxes	(41,886)	(27,472)	(92,926)	(70,175)

Net Income	$65,476	$43,559	$145,207	$110,231

EARNINGS PER SHARE
Basic	$2.25	$1.48	$5.02	$3.74

Diluted	$2.16	$1.43	$4.83	$3.60

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	29,066	29,400	28,905	29,495

Diluted	30,303	30,448	30,074	30,647

DIVIDENDS PAID PER SHARE	$.125	$.073	$.280	$.209

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M.D.C. HOLDINGS, INC. Information on Business Segments (In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Homebuilding
Home sales	$779,457	$568,195	$2,005,471	$1,510,224
Land sales	1,175	1,485	1,298	2,231
Other revenues	2,094	706	4,289	3,863

Total Homebuilding Revenues	782,726	570,386	2,011,058	1,516,318

Home cost of sales	585,970	435,041	1,529,557	1,161,155
Land cost of sales	755	1,237	842	1,741
Marketing	42,453	31,794	115,678	85,139
General and administrative	35,427	26,842	97,058	73,752

	664,605	494,914	1,743,135	1,321,787

Homebuilding Operating Profit	118,121	75,472	267,923	194,531

Financial Services
Interest revenues	1,264	1,045	3,297	2,994
Origination fees	5,812	4,563	15,706	12,784
Gains on sales of mortgage servicing	444	408	1,607	1,360
Gains on sales of mortgage loans, net	7,924	4,902	24,021	12,643
Mortgage servicing and other	578	242	1,717	656

Total Financial Services Revenues	16,022	11,160	46,348	30,437

General and administrative	8,780	5,255	22,940	14,317

Financial Services Operating Profit	7,242	5,905	23,408	16,120

Total Operating Profit	125,363	81,377	291,331	210,651

Corporate
Expenses related to debt redemption	--	--	(9,315)	--
Interest and other revenues	158	152	584	747
Other general and administrative expenses	(18,159)	(10,498)	(44,467)	(30,992)

Income Before Income Taxes	$107,362	$71,031	$238,133	$180,406

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M.D.C. HOLDINGS, INC. Selected Financial Data (Dollars in thousands, except per share amounts)

	September 30, 2003	December 31, 2002	September 30, 2002
BALANCE SHEET DATA
Stockholders' Equity Per Share Outstanding	$32.16	$27.54	$25.75
Stockholders' Equity	$940,986	$800,567	$754,962
Homebuilding and Corporate Debt	399,611	322,990	429,551

Capital (excluding mortgage lending debt)	$1,340,597	$1,123,557	$1,184,513

Ratio of Homebuilding and Corporate Debt to Equity	.42	.40	.57
Ratio of Homebuilding and Corporate Debt to Capital	.30	.29	.36
Cash and Cash Equivalents	21,751	28,942	35,243
Unrestricted Cash and Available Borrowing Capacity Under Lines of Credit	513,727	618,774	310,466
Housing Completed or Under Construction Inventories	776,951	578,475	675,233
Land and Land Under Development Inventories	720,385	656,843	604,717
Corporate and Homebuilding Interest Capitalized
Interest Capitalized in Inventory at Beginning of Period	17,783	17,358	17,604
Interest Incurred	20,514	21,116	5,907
Interest in Home and Land Cost of Sales	(18,232)	(20,691)	(4,568)

Interest Capitalized in Inventory at End of Period	$20,065	$17,783	$18,943

Interest Capitalized as a Percent of Inventories	1.3%	1.4%	1.5%
Lots Owned	16,283	16,962	16,975
Lots Under Option	6,663	6,995	6,288
Homes Under Construction (including models)	5,655	3,751	4,705
Active Subdivisions	198	178	175

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
OPERATING DATA
Interest in Home and Land Cost of Sales as a Percent of Home
Sales Revenues	0.9%	0.8%	0.9%	0.9%
Homebuilding and Corporate SG&A as a Percent of Home Sales Revenues	12.3%	12.2%	12.8%	12.6%
Depreciation and Amortization	9,388	6,548	25,863	17,366
Average Selling Price Per Home Closed	$250.4	$249.6	$255.9	$255.7
Home Gross Margins	24.8%	23.4%	23.7%	23.1%
Excluding Interest in Home Cost of Sales	25.7%	24.2%	24.6%	24.0%
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M.D.C. HOLDINGS, INC. Homebuilding Operational Data (Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Orders For Homes, Net (Units)
Colorado	525	541	2,008	2,299
California	440	475	1,481	1,699
Nevada	704	359	2,061	977
Arizona	757	755	2,667	2,096
Utah	106	46	292	77
Texas	75	2	194	2
Virginia	218	186	926	604
Maryland	82	75	308	214
Florida	3	--	3	--

Total	2,910	2,439	9,940	7,968

Homes Closed (Units)
Colorado	736	790	1,970	2,105
California	503	394	1,418	1,048
Nevada	578	306	1,359	694
Arizona	833	550	2,067	1,434
Utah	84	39	193	64
Texas	56	--	95	--
Virginia	241	134	509	368
Maryland	70	63	214	193
Florida	12	--	12	--

Total	3,113	2,276	7,837	5,906

	September 30, 2003	December 31, 2002	September 30, 2002
Backlog (Units)
Colorado	995	957	1,389
California	985	922	1,141
Nevada	1,052	350	577
Arizona	1,676	1,076	1,287
Utah	149	50	54
Texas	115	16	2
Virginia	893	476	470
Maryland	282	188	178
Florida*	130	--	--

Total	6,277	4,035	5,098

Backlog Estimated Sales Value	$1,650,000	$1,120,000	$1,350,000

* In September 2003, MDC acquired certain assets of Crawford Homes in Jacksonville, including 139 homes in backlog. -###-